UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2021

RACKSPACE TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Fanatical Place City of Windcrest San Antonio, Texas		78218
(Address of principal executive offices)		(Zip Code)

(210) 312-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

3.50% First-Priority Senior Secured Notes due 2028

General

On February 9, 2021 (the “Closing Date”), Rackspace Technology Global, Inc. (the “Company”), a wholly-owned subsidiary of Rackspace Technology, Inc., completed its previously announced offering of $550.0 million in aggregate principal amount of 3.50% First-Priority Senior Secured Notes due 2028 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of February 9, 2021 (the “Indenture”), among the Company, the subsidiary guarantors party thereto from time to time (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes bear interest at a fixed rate of 3.50% per annum, accruing from February 9, 2021. Interest is payable semiannually in arrears on February 15 and August 15 of each year, commencing on August 15, 2021. The Notes will mature on February 15, 2028. The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Notes and the related guarantees are secured by first-priority security interests in substantially all material owned assets of the Company and the Subsidiary Guarantors, including the equity interest held by each, subject to certain exceptions, which assets also secure the Company’s Senior Facilities (as defined below).

The Notes were offered and sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes are not subject to registration rights.

The net proceeds from the sale of the Notes, together with borrowings under the New Term Loan Facility described below, were used to repay all borrowings outstanding under the Company’s existing term loan facility, to pay related fees and expenses and for general corporate purposes.

Redemption

The Company may redeem some or all of the Notes at its option prior to February 15, 2024 at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a customary “make-whole” premium described in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time prior to February 15, 2024, the Company may also redeem up to 40% of the aggregate principal amount of the Notes with funds in an aggregate amount not to exceed the net cash proceeds from certain equity offerings at a redemption price equal to 103.50% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Commencing February 15, 2024, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at the following redemption prices: from February 15, 2024 to February 14, 2025, at a redemption price equal to 101.750% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date; from February 15, 2025 to February 14, 2026, at a redemption price equal to 100.875% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date; and from February 15, 2026 and thereafter, at a redemption price equal to 100.000% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Notwithstanding the foregoing, the Company may redeem during each twelve-month period, commencing with the Closing Date, up to 10% of the original aggregate principal amount of the Notes at a redemption price of 103.00%, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

Certain Covenants

The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to incur certain additional debt, incur certain liens securing debt, pay certain dividends or make other restricted payments, make certain investments, make certain asset sales and enter into certain transactions with affiliates. These covenants are subject to a number of exceptions, limitations, and qualifications as set forth in the Indenture. Additionally, upon the occurrence of a “Change of Control” (as defined in the Indenture), the Company will be required to make an offer to repurchase all of the outstanding Notes at a price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

The Indenture also contains customary events of default.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

New Term Loan Facility

General

On the Closing Date, the Company amended and restated its first lien credit agreement (the “Credit Agreement”), which included a new seven-year $2,300.0 million senior secured first lien term loan facility (the “New Term Loan Facility”) and its existing $375.0 million senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the New Term Loan Facility, the “Senior Facilities”).

The Company borrowed the entire $2,300.0 million New Term Loan Facility and used the borrowings under the New Term Loan Facility, together with the proceeds from the issuance of the Notes, to repay all borrowings under the Company’s existing term loan facility, to pay related fees and expenses and for general corporate purposes.

The New Term Loan Facility will mature on February 15, 2028 and the Revolving Credit Facility will mature on August 7, 2025. The Company may request one or more incremental term loan facilities, one or more incremental revolving credit facilities and/or increase the commitments under the Revolving Credit Facility in an amount equal to the greater of $860 million and 1.0x Pro Forma Adjusted EBITDA (as defined in the Credit Agreement), plus additional amounts, subject to compliance with applicable leverage ratios and certain terms and conditions.

Interest Rate and Fees

Borrowings under the Senior Facilities bear interest at an annual rate equal to an applicable margin plus, at the Company’s option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 0.75% floor, in the case of the New Term Loan Facility, and a 1.00% floor, in the case of the Revolving Credit Facility, or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Citibank, N.A. and (iii) the one-month adjusted LIBOR plus 1.00%. The applicable margin for the Revolving Credit Facility is 3.00% for LIBOR loans and 2.00% for base rate loans and the applicable margin for the New Term Loan Facility is 2.75% for LIBOR loans and 1.75% for base rate loans. Interest is due at the end of each interest period elected, not exceeding 90 days, for LIBOR loans and at the end of every calendar quarter for base rate loans.

In addition to paying interest on the outstanding principal under the Senior Facilities, the Revolving Credit Facility also includes a commitment fee equal to 0.50% per annum in respect of the unused commitments that is due quarterly. This commitment fee is subject to one step-down based on the net first lien leverage ratio. The Company will also be required to pay customary agency fees as well as customary fees in respect of outstanding letters of credit.

Amortization and Prepayments

Beginning June 30, 2021, the Company will also be required to make quarterly amortization payments on the New Term Loan Facility in an annual amount equal to 1.0% of the original principal amount of the New Term Loan Facility, with the balance due at maturity.

In addition to the quarterly amortization payments discussed above, the Senior Facilities require the Company to make certain mandatory prepayments, including using (i) a portion of annual excess cash flow, as defined in the Credit Agreement, to prepay the New Term Loan Facility, (ii) net cash proceeds of certain non-ordinary assets sales or dispositions of property to prepay the New Term Loan Facility and (iii) net cash proceeds of any issuance or incurrence of debt not permitted under the Senior Facilities to prepay the New Term Loan Facility. The Company can make voluntary prepayments at any time without penalty, except in connection with a repricing event in respect of the New Term Loan Facility as described below, subject to customary breakage costs.

Any refinancing through the issuance of certain debt or any repricing amendment, in either case, that constitutes a “repricing event” applicable to the New Term Loan Facility resulting in a lower yield occurring at any time during the first six months after the Closing Date will be accompanied by a 1.00% prepayment premium or fee, as applicable.

Collateral and Guarantors

The Issuer is the borrower under the Senior Facilities. All obligations under the Senior Facilities are (i) guaranteed by Inception Parent, Inc., the Company’s immediate parent company (“Holdings”), on a limited-recourse basis and secured by the equity interests of the Company held by Holdings and (ii) guaranteed by the Subsidiary Guarantors and secured by first-priority security interests in substantially all material owned assets of the Company and the Subsidiary Guarantors, including the equity interest held by each, subject to exceptions. The assets of the Company and the Subsidiary Guarantors securing the Senior Facilities have also been pledged to secure the Notes and related guarantees, but the equity interests of the Company held by Holdings will not be pledged to secure the Notes and related guarantees.

Restrictive Covenants and Other Matters

The Company’s New Term Loan Facility is not subject to a financial maintenance covenant. The Company’s Revolving Credit Facility includes a financial maintenance covenant that limits the Company’s net first lien leverage ratio to a maximum of 5.00 to 1.00. The net first lien leverage ratio is calculated as the ratio of (x) the total amount of the Company’s first lien debt for borrowed money (which will currently be identical to the total amount outstanding under the Senior Facilities and the principal amount of the Notes), less the Company’s unrestricted cash and cash equivalents, to (y) consolidated EBITDA (as defined under the Credit Agreement). However, this financial maintenance covenant will only be applicable and tested if the aggregate amount of outstanding borrowings under the Revolving Credit Facility and letters of credit issued thereunder (excluding $25 million of undrawn letters of credit and cash collateralized letters of credit) as of the last day of a fiscal quarter is equal to or greater than 35% of the Revolving Credit Facility commitments as of the last day of such fiscal quarter. Additional covenants in the Senior Facilities limit the Company and its subsidiaries’ ability to, among other things, incur certain additional debt and liens, pay certain dividends or make other restricted payments, make certain investments, make certain asset sales and enter into certain transactions with affiliates.

Certain Relationships

The lenders under the Senior Facilities, certain of the initial purchasers of the Notes and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders under the Senior Facilities acted as initial purchasers in the offering of the Notes and received customary fees in connection with such offering.

Apollo Global Securities, LLC, an affiliate of Apollo Global Management, Inc., was (i) an initial purchaser of the Notes and in such capacity received a portion of the gross spread in connection with the sale of the Notes and (ii) a co-manager under the New Term Loan Facility and received customary fees in connection with such role. The Trustee also acts as trustee for the Company’s 5.375% Senior Notes due 2028.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

4.1	Indenture, dated as of February 9, 2021, among Rackspace Technology Global, Inc., the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

10.1	Incremental Assumption Agreement No. 5, dated as of February 9, 2021, among Rackspace Technology Global, Inc., the subsidiary loan parties, the lenders party thereto and Citibank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Amar Maletira
	Name:	Amar Maletira
	Title:	President and Chief Financial Officer

Dated: February 9, 2021